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                June 6, 2023

       Christopher DelOrefice
       Chief Financial Officer
       BECTON DICKINSON & CO
       1 Becton Drive
       Franklin Lakes, NJ 07417

                                                        Re: BECTON DICKINSON &
CO
                                                            Form 10-K filed
November 22, 2022
                                                            Response dated May
17,2023
                                                            File No. 001-04802

       Dear Christopher DelOrefice:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Industrial Applications and

                Services